U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

[ ] Check box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

1.    Name and Address of Reporting Person*

      Henkel KGaA
      67 Henkelstrasse
      40191 Dusseldorf
      Germany

2.    Issuer Name and Ticker or Trading Symbol

      Ecolab Inc. (ECL)

3.    IRS Identification Number of Reporting Person, if an Entity (Voluntary)



4.    Statement for Month/Year

      December/2001

5.    If Amendment, Date of Original (Month/Year)

6.    Relationship of Reporting Person to Issuer
      (Check all applicable)

      [ ]  Director                      [X]  10% Owner (see attached statement)
      [ ]  Officer (give title below)    [ ]  Other (specify below)

7.    Individual or Joint/Group Filing (Check applicable line)

      [X]  Form filed by One Reporting Person
      [ ]  Form filed by More than One Reporting Person


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*  If the Form is filed by more than one Reporting Person, see
   Instruction 4(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

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1. Title of     2. Transaction 3. Transaction Code  4. Securities Acquired (A)  5. Amount of        6. Ownership Form  7. Nature of
   Security        Date           (Instr. 8)           or Disposed of (D)          Securities          Direct (D) or      Indirect
   (Instr. 3)      (Month/Day/                         (Instr. 3, 4 and 5)         Beneficially        Indirect (I)       Beneficial
                   Year)                                                           Owned at End of     (Instr. 4)         Ownership
                                                                                   Month                                  (Instr. 4)
                                                                                   (Instr. 3 and 4)
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                                  Code         V    Amount   (A) or (D)  Price
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Common Stock, par    12/04/2001    P                 311,000     (A)      37.25
 value $1.00 per
      share
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                     12/04/2001    P                   2,000     (A)      37.24
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                     12/04/2001    P                  21,100     (A)      37.22
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                     12/04/2001    P                   1,900     (A)      37.21
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                     12/04/2001    P                  12,000     (A)      37.20
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                     12/04/2001    P                     400     (A)      37.19
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                     12/04/2001    P                     200     (A)      37.18
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                     12/04/2001    P                     300     (A)      37.17
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                     12/04/2001    P                   1,800     (A)      37.16
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                     12/04/2001    P                  27,800     (A)      37.15
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                     12/04/2001    P                     500     (A)      37.14
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                     12/04/2001    P                     200     (A)      37.12
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                     12/04/2001    P                     500     (A)      37.10
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                     12/04/2001    P                  18,100     (A)      37.00
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                     12/04/2001    P                  26,900     (A)      36.97
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                     12/04/2001    P                   3,900     (A)      36.50
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                     12/04/2001    P                     300     (A)      36.48
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                     12/04/2001    P                     900     (A)      36.47
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                     12/04/2001    P                     200     (A)      36.45
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                     12/04/2001    P                  10,000     (A)      36.25
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                     12/05/2001    P                  50,000     (A)      37.95
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                     12/05/2001    P                   1,000     (A)      37.74
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                     12/05/2001    P                  28,500     (A)      37.73
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                     12/05/2001    P                     500     (A)      37.72
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                     12/07/2001    P                 120,000     (A)      37.95
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                     12/07/2001    P                  10,000     (A)      37.80
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                     12/07/2001    P                  20,000     (A)      37.74
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                     12/07/2001    P                  10,000     (A)      37.70
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                     12/07/2001    P                  10,000     (A)      37.55
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                     12/10/2001    P                  19,300     (A)      37.35
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                     12/10/2001    P                   3,600     (A)      37.34
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                     12/10/2001    P                   2,900     (A)      37.33
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                     12/10/2001    P                   1,300     (A)      37.32
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                     12/10/2001    P                     500     (A)      37.31
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                     12/10/2001    P                   2,400     (A)      37.28
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                     12/11/2001    P                 111,800     (A)      38.00
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                     12/11/2001    P                   7,200     (A)      37.99
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                     12/11/2001    P                   2,600     (A)      37.98
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                     12/11/2001    P                     200     (A)      37.97
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                     12/11/2001    P                     900     (A)      37.96
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                     12/11/2001    P                   2,400     (A)      37.95
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                     12/11/2001    P                     600     (A)      37.94
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                     12/11/2001    P                     300     (A)      37.93
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                     12/11/2001    P                   5,700     (A)      37.91
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                     12/11/2001    P                   3,700     (A)      37.90
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                     12/11/2001    P                     900     (A)      37.89
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                     12/11/2001    P                   1,000     (A)      37.87
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                     12/11/2001    P                   1,700     (A)      37.85
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                     12/11/2001    P                     600     (A)      37.84
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                     12/11/2001    P                     500     (A)      37.83
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                     12/11/2001    P                   3,000     (A)      37.79
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                     12/11/2001    P                  20,000     (A)      37.65
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                     12/11/2001    P                   4,000     (A)      37.50
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                     12/11/2001    P                   3,100     (A)      37.01
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                     12/11/2001    P                   9,800     (A)      37.00
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                     12/12/2001    P                   2,000     (A)      37.80
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                     12/12/2001    P                     900     (A)      37.79
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                     12/12/2001    P                     700     (A)      37.78
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                     12/12/2001    P                     700     (A)      37.76
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                     12/12/2001    P                     700     (A)      37.75
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                     12/12/2001    P                   1,000     (A)      37.74
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                     12/12/2001    P                   1,700     (A)      37.71
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                     12/12/2001    P                   1,000     (A)      37.70
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                     12/12/2001    P                     300     (A)      37.69
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                     12/12/2001    P                   3,100     (A)      37.65
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                     12/12/2001    P                   7,500     (A)      37.63
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                     12/12/2001    P                     300     (A)      37.61
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                     12/12/2001    P                  12,500     (A)      37.60
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                     12/12/2001    P                   3,900     (A)      37.59
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                     12/12/2001    P                   2,000     (A)      37.58
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                     12/12/2001    P                   8,500     (A)      37.57
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                     12/12/2001    P                  12,700     (A)      37.56
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                     12/12/2001    P                  16,700     (A)      37.55
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                     12/12/2001    P                   6,400     (A)      37.54
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                     12/12/2001    P                   3,500     (A)      37.53
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                     12/12/2001    P                   1,100     (A)      37.52
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                     12/12/2001    P                   2,600     (A)      37.51
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                     12/12/2001    P                   1,900     (A)      37.50
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                     12/13/2001    P                   8,300     (A)      37.36      21,679,312             (D)
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                                                                                     14,666,664             (I)           Held by
                                                                                                                        Subsidiary
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Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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----------------------
Explanation of responses:

     ** Intentional misstatements or omissions of fact constitute Federal
        Criminal Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Signature of Reporting Person

Henkel KGaA

By: /s/ Carl Braun                          By: /s/ T. G. Kuhn
    -------------------------------             --------------------------------
Name:  Carl Braun                           Name:  T. G. Kuhn
Title: Vice President                       Title: Corporate Counsel
Date:  January 2, 2002                      Date:  January 2, 2002

STATEMENT ATTACHED TO FORM 4
FILED WITH THE SECURITIES AND EXCHANGE COMMISSION
BY HENKEL KGaA
67 HENKELSTRASSE
40191 DUSSELDORF
GERMANY

January 2, 2002


ITEM 6.  Relationships of Reporting Person to Company

               Henkel KGaA ("Henkel") is the beneficial owner of more than 10 percent of the outstanding common stock of Ecolab Inc. ("Ecolab"). Under an amended and restated agreement dated as of November 30, 2001, between Ecolab and Henkel, Ecolab agreed to take all necessary actions to have such number of designees of Henkel nominated to Ecolab's Board of Directors so that Henkel has representation on the Board of Directors proportionate with its stock ownership. Pursuant to this agreement, Ulrich Lehner, Stefan Hamelmann and Hugo Uyterhoeven currently serve on the Board of Directors of Ecolab.